Exhibit 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) dated this 4th day of September, 2020 (the “Effective Date”) is made by and between U.S. REIF EURUS AUSTIN, LLC DBA STONECLIFF BUILDING, a Delaware limited liability company (“Lessor”), and CASSAVA SCIENCES, INC. (formerly Pain Therapeutics , Inc.),  a  Delaware  corporation (“Lessee”).

RECITALS:

A.

WHEREAS, Lessor and Lessee entered into that certain Lease Agreement dated December 28, 2010 as amended in that First Amendment to Lease Agreement dated September 21, 2011, as amended in that Second Amendment to Lease Agreement dated April 3, 2014, and as further amended in that Third Amendment to Lease Agreement dated October 3, 2017 (collectively, the “Lease”) demising 5,679 rentable square feet of space locally known as Suite 260 (the “Premises”) in the STONECLIFF BUILDING  (the “Building”), located at 7801 N. Capital of Texas Hwy., Austin, Travis County, Texas, 78731;

B.	WHEREAS, the term of the Lease with respect to the Premises is scheduled to expire December 31, 2020 (the “Current Expiration Date”); and

C.

WHEREAS, Lessor and Lessee wish to amend the Lease to extend the term of the Lease with respect to the Premises and amend certain other provisions of the Lease, all on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties agree to amend the Lease as follows:

1.

Capitalized Terms & Conflicts.  Capitalized terms not otherwise defined in this Amendment shall have the meaning assigned to them in the Lease.  In the event of any conflict between the terms of the Lease and the terms of the Amendment, the definitions set forth in this Amendment shall supersede and control.

2.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein in full.

3.

Lease Term. Lessor and Lessee acknowledge and agree that Lessee’s Lease term shall be extended by a period of forty  (40) months from the Current Expiration Date of so as to expire on April  30, 2024 (the “Extended Term”).

4.	Base Rent. Commencing as of January 1, 2021, Lessee shall pay to Lessor Base Rent as set forth in the schedule below and otherwise in accordance with the Lease:

Period of Extended Term	Monthly Base Rent	Term Base Rent	Annual Base Rent PSF
1/1/2021 – 4/30/2021	$0.00*	$0.00*	$0.00*
5/1/2021 – 4/30/2022	$8,281.88	$99,382.56	$17.50
5/1/2022 – 4/30/2023	$8,636.81	$103,641.75	$18.25
5/1/2023 – 4/30/2024	$8,991.75	$107,901.00	$19.00

    *Subject to Section 6 of this Amendment.

5.

Condition of Premises. Lessee shall continue to accept the Premises on an “as-is” basis.  Notwithstanding the foregoing, Lessor hereby agrees to cause the carpeted areas of the Premises to be professionally cleaned in a building standard manner; further, and Landlord shall repaint all painted walls of the common areas of the Premises, such work and cleaning items performed by Landlord shall be performed in a Building Standard (as defined herein) manner utilizing Building Standard materials and finishes selected by Tenant in colors that match, if possible per Building Standard selections,  the areas of Premises’ existing colors which are being re-painted.  The carpet cleaning and repainting shall both occur prior to January 1, 2021 and both at the Lessor’s sole cost and expense, excepting any Tenant delays.    “Building Standard” means work performed in the manner and with the materials selected by Landlord as the standard for the Building subject to availability and Landlord's right to select alternative types, models, brands, grades, designs, manufacturers and suppliers from time to time as the Building Standard.

6.

Abated Base Rent.  Provided that no Event of Default occurs under the Lease by Lessee, and Lessee remains in compliance with the terms and conditions thereto and hereof, the Base Rent shall be conditionally abated for the first four  (4)  consecutive months of the Extended Term  (January 2021, February 2021, March 2021 and April 2021) (the “Base Rent Abatement Period”).  All of the other terms and conditions of the Lease shall remain in full force and effect during the Base Rent Abatement Period.  If Lessee is in default of the Lease after the expiration of any applicable notice and cure periods during the Base Rent Abatement Period, the Base Rent abatement provided for herein shall immediately become null and void, and all Base Rent which had been abated prior to such uncured default shall immediately become due and payable to Lessor and Lessee shall commence payment of Base Rent in the amount due (or nearest in time to being due) pursuant to the schedule in Section 4 of this Amendment, and otherwise in accordance with the Lease.

7.

Additional Rent. Lessee shall continue to pay all additional rent and Pass-Thru Rent and other sums due under the Lease for the term of the Lease and the Extended Term in accordance with the terms and conditions of the Lease, as amended hereby.

8.

Cap on Controllable Expenses.   Provided that (1) Lessee is not in Default under the terms and conditions of the Lease; (2) Lessee is in occupancy of the entire Premises; and (3) Lessee has not subleased or assigned any portion of the Premises, Lessor hereby agrees that Controllable Operating Expenses reflected in the Lease charged to Lessee pursuant to the terms herein shall not increase by more than six percent (6%) per calendar year cumulative from budgeted 2020 Building Operating Expenses. As used herein, the term “Controllable Operating Expense” means those components of Operating Expenses which are under the control of Lessor, such as janitorial, management fees and salaries, but specifically excluding items outside the control of Lessor such as Taxes, Insurance, and Utilities.   Notwithstanding the foregoing, in no event shall the foregoing apply to Operating Expenses in a given year during the Extended Term which are less than the Operating Expenses for calendar year 2019.

Building Operating Expenses during the Extended Term shall be classified, accounted and reconciled in the exact same manner as calendar year 2019. For clarity, only janitorial, management fees and utilities are subject to gross up as described in Section (e) of Exhibit C of the Lease Agreement. If the Building’s average annual occupancy in any calendar year is less than 51%, Lessee shall pay the lesser of $2.20 per square foot of the Premises,  or Lesee’s pro-rata share of the grossed-up utility expense for such calendar year.

9.

Right of First Offer.  Provided that (1) Lessee is not in Default under the terms and conditions of the Lease; (2) Lessee is in occupancy of the entire Premises; and (3) Lessee has not subleased or assigned any portion of the Premises, Lessee shall have a one-time Right of First Offer (the “ROFO”) on Suite 240 comprised of approximately 6,420 rentable square feet and located within the Building as further described on the floor plan attached as hereto (the “ROFO Space”).  In the event that during the Extended Term, Lessor desires to lease the ROFO Space to any third party, Lessor shall first notify Lessee in writing (the “Notice”) setting forth the following terms: (a) the term with respect to the ROFO Space; and (b) the Base Rent and Additional Rent applicable to the ROFO Space.  Lessee hereby acknowledges that Lessor shall only be required to provide Notice to Lessee of the availability of the ROFO Space during the Extended Term once upon the first instance in which Lessor desires to enter into a lease for the ROFO Space, after which Lessor’s obligations and Lessee’s rights pursuant to this Section 10 shall expire and Lessor shall be forever free to enter into a mutually agreeable lease with any other party for the ROFO Space without any obligations to Lessee.  Lessee shall have a period of five (5) business days after receipt of such Notice within which to advise Lessor by written notice to Lessor that Lessee desires to lease said ROFO Space, time being of the essence.  In the event Lessee exercises its rights to lease such ROFO Space, Lessor and Lessee shall enter into an amendment to the Lease evidencing the same on the terms contained in the Notice, and otherwise in accordance with the terms and conditions under the Lease. Failure of Lessee to timely exercise its right to lease the ROFO Space within the time period set forth above or failure of Lessee to enter into an amendment evidencing the same within ten (10) business days after receipt of such amendment from Lessor, shall be deemed a waiver of Lessee’s rights hereunder and Lessor shall forever be free to enter into a mutually agreeable lease with any other party for the ROFO Space under any terms and provisions Lessor shall deem appropriate in its sole and absolute discretion.  In the event Lessor delivers a Notice and Lessee does not exercise its rights to lease such ROFO Space, Lessee’s rights hereunder shall be deemed waived and Lessor shall forever be free to enter into a lease with a third party.   Lessee may not assign, mortgage, pledge, encumber or otherwise transfer its interest or rights under this Section 9, and any such purported transfer or attempt to transfer shall be null and void and without force or effect, shall terminate Lessee’s rights under this Section 9.

10.

Parking.  Provided that (1) Lessee is not in Default under the terms and conditions of the Lease; (2) Lessee is in occupancy of the entire Premises; and (3) Lessee has not subleased or assigned any portion of the Premises, Lessee shall receive three (3) reserved parking spaces at the parking facility serving the Premises, in addition to its existing parking spaces under the Lease, provided, however, the three (3) reserved spaces granted to Lessee per this Section 10 for the Extended Term shall be at no charge to Lessee, but otherwise subject to the applicable terms of the Lease.

11.

Lessee’s Representation. Lessee hereby represents and warrants to Lessor that as of the date hereof: (a) all of Lessee’s estate, right, title, and interest in and to the Lease is free and clear of assignments, subletting’s, liens, and encumbrances; (b) the Lease is in full force and effect; (c) Lessee is presently in possession of the Premises as set forth in the lease and is paying the rentals and any other charges or sums due under the Lease; (d) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in this Amendment; (e) to the best of Lessee’s knowledge as of the date of this Amendment, Lessee is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Amendment has been duly authorized, executed and delivered by and on behalf of Lessee and constitutes the valid and binding agreement of Lessee in accordance with the terms hereof.

12.

Lessor’s Representation.  Lessor hereby represents and warrants to the best of its knowledge without due inquiry to Lessee that as of the Effective Date: (a) the Lease is and shall remain in full force and effect, subject to the terms and conditions of this Amendment; (b)  Lessee is presently as of the date hereof in possession of the Premises as set forth in the Lease and as of the date hereof is in good standing on the payment of all rentals and any other charges or sums due under the Lease; (c) the Lease has not been modified, supplemented or amended in any way, except as set forth in this Amendment; (d) to the best of Lessor’s knowledge without due inquiry,  the Lessor is not aware of any actual or alledged claims, breach, default or legal actions by and between any creditor or lender and against the Lessor or the Building.this Amendment has been duly authorized, executed, and delivered by and on behalf of Lessor and constitutes the valid and binding agreement of Lessor in accordance with the terms hereof.

13.

Successors and Assigns. This Agreement shall be binding upon the Lessor and the Lessee and each of its successors and assigns and shall enure to the benefit of the Lessee and its respective successors and assigns.

14.

Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Delivery of a signed copy of this Amendment by facsimile or portable document format (.pdf) via e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

15.

Conflict; No Further Modification.  In the event of any conflict between the Lease and this Amendment, this Amendment shall prevail.  Except as provided to the contrary herein, all the remaining terms, covenants, and provisions of the Lease shall remain in full force and effect and unmodified hereby.

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be executed as of the Effective Date set forth above.

LESSOR:	LESSEE:

U.S. REIF EURUS AUSTIN, LLC	CASSAVA SCIENCES, INC., A DELAWARE CORPORATION
A DELAWARE LIMITED LIABILITY COMPANY

By: /s/ Thomas Taranto, Jr.	By: /s/ Remi Barbier

Name: Thomas R. Taranto, Jr.	Name: Remi Barbier

Title: Duly Authorized	Title: President & CEO

EXHIBIT A

The ROFO Space